Exhibit 2.1










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                                 BANK ONE, N.A.
                                     Seller,

                                       and


                     Franklin Credit Management Corporation
                                    Purchaser

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT
                            Dated as of June 30, 2004











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

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page

ARTICLE I DEFINITIONS........................................................2
   Section 1.01      Defined Terms...........................................2

ARTICLE II PURCHASE AND SALE OF MORTGAGE LOANS; INTERIM SERVICING;
TRANSFER OF SERVICING; CLOSING...............................................7
   Section 2.01      Agreement to Purchase...................................7
   Section 2.02      Purchase Price..........................................7
   Section 2.03      Servicing of Mortgage Loans.............................7
   Section 2.04      Possession of Mortgage Files; Maintenance of
                     Servicing Files.........................................7
   Section 2.05      Books and Records.......................................8
   Section 2.06      Delivery of Mortgage Loan Documents.....................9
   Section 2.07      Transfer of Servicing...................................9
   Section 2.08      Closing...............................................130

ARTICLE III REPRESENTATIONS AND WARRANTIES; REPURCHASE AND INDEMNIFICATION..12
   Section 3.01      Representations and Warranties of the Seller...........12
   Section 3.02      Representations and Warranties as to Individual
                     Mortgage Loans.........................................13
   Section 3.03      Repurchase; Substitution...............................20
   Section 3.04      Representations and Warranties of the Purchaser........21
   Section 3.05      Indemnification........................................22
   Section 3.06      Limitation on Liability of the Seller and Others.......23

ARTICLE IV MISCELLANEOUS PROVISIONS.........................................25
   Section 4.01      Waiver, Amendment or Modification......................25
   Section 4.02      Governing Law; Waiver of Jury Trial....................25
   Section 4.03      Notices................................................25
   Section 4.04      Severability of Provisions.............................26
   Section 4.05      Exhibits...............................................27
   Section 4.06      General Interpretive Principles........................27
   Section 4.07      Reproduction of Documents..............................27
   Section 4.08      Confidentiality of Information.........................28
   Section 4.09      Recordation of Assignments of Mortgage.................29
   Section 4.11      Execution; Successors and Assigns......................29
   Section 4.12      Entire Agreement.......................................30
   Section 4.13      No Solicitation........................................30
   Section 4.14      Costs .................................................31
   Section 4.15      Survival...............................................31
   Section 4.16      Media Releases.........................................31


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                                    EXHIBITS
                                    --------

         A                 Contents of Mortgage File
         B                 Form of Interim Servicing Agreement
         C                 Mortgage Loan Schedule
         D                 Purchase Price Schedule
         E                 Underwriting Standards
         F                 Form of Limited Power of Attorney

         This Mortgage Loan Purchase and Sale Agreement, dated as of June 30, 2004, and is made and entered into between Bank One, N.A., a national banking association, as seller (the "Seller"), and Franklin Credit Management Corporation, a Delaware corporation as purchaser (the "Purchaser").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Purchaser has heretofore agreed to purchase from the Seller and the Seller has heretofore agreed to sell to the Purchaser certain Mortgage Loans, as hereinafter defined, on a servicing released basis;

         WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, as hereinafter defined;

         WHEREAS, the Mortgage Loans as described herein shall be delivered on the closing date which shall be June 30, 2004 or such other date as mutually agreed upon by the Seller and Purchaser in writing (the "Closing Date"); and

         WHEREAS, the Purchaser and the Seller desire to prescribe the representations and warranties of the Seller and the Purchaser with respect to themselves and the Mortgage Loans and the agreement of the parties with regard to the Mortgage Loans;

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Seller agree as follows:

                                    ARTICLE I
                                   DEFINITIONS


         Section 1.01 Defined Terms.

         Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings specified in this Article:

         Accepted Servicing Practices: With respect to any Mortgage Loan, the customary and usual standards of practice of prudent mortgage servicers utilized with respect to loans comparable to the Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

         Accrued Interest Allocation Amount: With respect to any Mortgage Loan in Pool ID P3A as identified on the Mortgage Loan Schedule, 1.050% multiplied by the Stated Principal Balance. With respect to any Mortgage Loan in Pool ID P3B as identified on the Mortgage Loan Schedule, 0.4037% multiplied by the Stated Principal Balance.

         Agreement: This Mortgage Loan Purchase and Sale Agreement including all exhibits hereto, amendments hereof and supplements hereto, and the Mortgage Loan Schedule.

         ALTA:  The American Land Title Association or any successor thereto.

         Appraised Value: With respect to any Mortgaged Property, the lesser of
(a) the value thereof as determined at the time of origination of the Mortgage Loan by (i) an appraisal made for the originator of the Mortgage Loan by an appraiser who met the underwriting requirements of the originator or (ii) an alternative evaluation (including an AVM, tax assessment or broker's price opinion) made for the originator of the Mortgage Loan by an alternative evaluation model, vendor or real estate professional that met the Underwriting Standards, and (b) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined in accordance with clause (a).

         Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

         AVM: An evaluation of collateral value using multiple regression analysis of comparable sales data within a Mortgage Property's applicable market area as permitted under the Underwriting Standards. This analysis provides a measurable probability range of value and predicts where a specific Mortgage Property falls into its market segment.

         Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banks in the States of New York, Ohio or Illinois are authorized or obligated by law or executive order to be closed.

         Closing Date:  Shall have the meaning set forth in the Recitals.


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         Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

         Cut-off Date:  Shall be June 18, 2004 after the close of business.

         Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

         Fannie Mae: The entity formerly known as the Federal National Mortgage Association, or any successor thereto.

         Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.

         First Lien: With respect to any second lien Mortgage Loan, the mortgage loan relating to the corresponding Mortgaged Property having a first priority lien.

         GAAP: Generally accepted accounting principles, consistently applied in the United States of America.

         Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, pursuant to which the Seller will service the Mortgage Loans on an interim basis from the Closing Date until the Transfer Date.

         Interim Servicing Period: The period from the Closing Date to the Transfer Date.

         Limited Power of Attorney: A duly executed Limited Power of Attorney in substantially the same form as annexed hereto as Exhibit F.

         Liquidation Proceeds: Amounts received in connection with the partial or complete liquidation of a defaulted Mortgage Loan, whether through the sale or Assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise or the sale of related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

         Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan and, with respect to any second lien Mortgage Loan, the outstanding principal amount of any related First Lien as of the date of origination of such Mortgage Loan, to the Appraised Value.

         Lost Note Affidavit: An affidavit of the Seller, sworn to before a notary public, averring that an original Mortgage Note owned by the Seller or Prior Interest Holder has been lost, misplaced or destroyed and attaching thereto a copy thereof which affiant avers is a faithful reproduction of the original Mortgage Note.

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         Monthly Payment: The monthly payment on a Mortgage Loan due on any Due
Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

         Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor.

         Mortgage File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A.

         Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.

         Mortgage Loan: Each loan secured by a Mortgage as set forth and identified on the Mortgage Loan Schedule, together with all rights and interests associated therewith, including, but not limited to the Servicing Rights, Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, proceeds of insurance policies insuring such mortgage loan or the related Mortgaged Property, proceeds of a final foreclosure sale, any escrow accounts related to such mortgage loan, and all other rights, benefits, proceeds and obligations arising from or in connection therewith, excluding replaced or repurchased Mortgage Loans.

         Mortgage Loan Documents: The documents contained in a Mortgage File.

         Mortgage Loan Schedule: The listing on a loan-level basis of information with respect to the Mortgage Loans provided to the Purchaser pursuant to Section 2.09(b)(i) which shall include the data fields set forth on Exhibit C hereto.

         Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

         Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a fee simple parcel of real estate or a leasehold estate, the term of which is equal to or longer than the term of the related Mortgage Note.

         Mortgagor:  The obligor on a Mortgage Note.

         OCC: Office of the Comptroller of the Currency, its successors and assigns.

         Person: Any individual, corporation, general or limited partnership, joint venture, association, limited liability company, joint-stock company, firm, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

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         Pool A Mortgage Loan: Any sub-performing and/or non-performing home equity Mortgage Loan identified on the Mortgage Loan Schedule as "Pool A".

         Pool B Mortgage Loan: Any sub-performing and/or non-performing home equity Mortgage Loan identified on the Mortgage Loan Schedule as "Pool B".

         Pool Repurchase Price: With respect to any Mortgage Loan in Pool ID P3A as identified on the Mortgage Loan Schedule, 92.935%. With respect to any Mortgage Loan in Pool ID P3B as identified on the Mortgage Loan Schedule, 84.3487%.

         Prepayment Penalty: With respect to each Mortgage Loan, the penalty imposed pursuant to the terms of the related Mortgage Note or Mortgage if the Mortgagor prepays such Mortgage Loan as therein provided.

         Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing interest due on any date or dates in any month or months subsequent to the month of prepayment.

         Prior Interest Holder: Any Person or entity who had any prior interest in a Mortgage Loan including but not limited to as a mortgagee, note holder, servicer or subservicer.

         Purchase Price: Shall have the meaning set forth in Section 2.02.

         Purchaser:  Shall have the meaning set forth in the preamble.

         Qualified Appraiser: An appraiser, duly appointed by the Seller or the originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

         Refinanced Mortgage Loan: A Mortgage Loan that was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy a previous mortgage on such Mortgaged Property.

         Repurchase Price: With respect to any Mortgage Loan to be repurchased pursuant to this Agreement, a price equal to the sum of (a) the Pool Repurchase Price multiplied by the outstanding principal balance of the Mortgage Loan to be repurchased as of the date of repurchase, plus (b) accrued interest thereon at the Mortgage Interest Rate from the date of the last payment through and including the date of repurchase less the Accrued Interest Allocation Amount.

         Seller: Bank One, N.A., with its principal office in Columbus, Ohio, a national banking association, its successors in interest and assigns.

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         Seller's Officer's Certificate: A certificate signed by a duly authorized officer of Seller stating the date by which Seller expects to receive any missing documents sent for recording from the applicable recording office.

         Servicing File: With respect to each Mortgage Loan, the documents pertaining thereto held by the Seller or Wendover Financial Services Corporation in its capacity as subservicer of the Mortgage Loans.

         Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the Seller for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Seller thereunder; (e) escrow payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Seller with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

         Stated Principal Balance: As to each Mortgage Loan, the principal balance of such Mortgage Loan at the Cut-off Date.

         Transfer Date: The date on which the Purchaser, or its designee, shall assume the servicing responsibilities and begin to perform the servicing of the Mortgage Loans, and the Seller shall cease all servicing responsibilities. Such date shall occur on the day mutually agreed in writing by the Seller and Purchaser pursuant to the Interim Servicing Agreement.

         Underwriting Standards: As to each Mortgage Loan, the Seller's or Prior Interest Holder's written underwriting guidelines in effect as of the origination date of such Mortgage Loan attached hereto as Exhibit E.




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

                                   ARTICLE II

                      PURCHASE AND SALE OF MORTGAGE LOANS;

                INTERIM SERVICING; TRANSFER OF SERVICING; CLOSING


         Section 2.01 Agreement to Purchase.

         Subject to the provisions of this Agreement, on the Closing Date, the Seller shall sell, transfer, assign, set over and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, without recourse, all of the rights, title and interest of the Seller in and to the Mortgage Loans.

         Section 2.02 Purchase Price.

         The Purchase Price for the Mortgage Loans shall be equal to the sum of
(i) in the case of Pool A Mortgage Loans, 92.935% multiplied by the aggregate Stated Principal Balance of such Mortgage Loans listed on the Mortgage Loan Schedule plus (ii) in the case of Pool B Mortgage Loans, 84.3487 multiplied by the aggregate Stated Principal Balance of such Mortgage Loans listed on the Mortgage Loan Schedule plus (iii) one hundred percent (100%) of any senior lien amounts purchased by Seller (the "Purchase Price") all as set forth on Exhibit D.

         The Purchase Price as set forth in the preceding paragraph for the Mortgage Loans shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds.

         With respect to each Mortgage Loan, the Purchaser shall be entitled to all payments of principal and interest received after the Cut-off Date.

         Section 2.03 Servicing of Mortgage Loans.

         On the Closing Date, the Mortgage Loans shall be sold by the Seller to the Purchaser on a servicing-released basis, such that the Purchaser shall acquire all of the Seller's rights, title and interest in and to the Servicing Rights, subject to the Interim Servicing Agreement. On the Closing Date, the Seller and the Purchaser shall execute and deliver the Interim Servicing Agreement, pursuant to the provisions of which the Seller shall service the Mortgage Loans on an interim basis, from the Closing Date until the Transfer Date, for the compensation set forth therein.

         Section 2.04 Possession of Mortgage Files; Maintenance of Servicing Files.

         As of the Closing Date, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser will have, all the right, title and interest of the Seller in and to the Mortgage Loans. In accordance with
Section 2.06, the Seller shall deliver the Mortgage Files for the related Mortgage Loans to the Purchaser or its designee. On the Closing Date the related Mortgage Loans shall be the property of the Purchaser, but the Servicing Files for the related Mortgage

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

Loans may be retained by Seller or its delegate until the Transfer Date for the sole purpose of servicing the Mortgage Loans on an interim basis until the Transfer Date. The possession of each Servicing File by the Seller or its delegate is for the sole purpose of Seller's interim servicing of the related Mortgage Loan, and such retention and possession by the Seller or its delegate is in a custodial capacity only. From the Closing Date, the ownership of each related Mortgage Loan including the Mortgage Note, the Mortgage, the contents of the related Mortgage File, Servicing Rights and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, will be vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files or Servicing Files retained by the Seller during the Interim Servicing Period shall be appropriately identified in the Seller's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Seller shall release its custody of the contents of the Servicing Files only in accordance with written instructions of the Purchaser, except that such written instructions shall not be required when such release is required as incidental to the Seller's servicing of the Mortgage Loans pursuant to the Interim Servicing Agreement or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement. Servicing Files for the Mortgage Loans shall be delivered to the Purchaser or its designee on or before the Transfer Date or as otherwise agreed by Purchaser and Seller in writing.

         Section 2.05 Books and Records.

         Each Servicing File in the possession of the Seller shall be segregated from the other books and records of the Seller and shall otherwise be treated in accordance with the Interim Servicing Agreement. The sale of each Mortgage Loan and related Servicing Rights will be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property, documents maintained by the Seller may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Seller complies with the requirements of the Fannie Mae Guides.

         In addition to the foregoing, the Seller shall provide to any supervisory agents or examiners that regulate the Purchaser, including, but not limited to, the OCC, the Federal Deposit Insurance Corporation and other similar entities, access, during normal business hours, upon reasonable advance written notice to the Seller and without charge to the Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator, provided that the Purchaser shall promptly pay to the Seller all reasonable costs, fees and expenses incurred by the Seller in connection with any special reports or facilities requested in connection with such access.

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

         Section 2.06 Delivery of Mortgage Loan Documents.

         Subject to Section 2.04 and Seller's retention of documents related to its interim servicing of the Mortgage Loans, the Seller shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents no later than ten (10) Business Days prior to the Closing Date pursuant to a bailee letter agreement. If the Seller cannot deliver the original recorded Mortgage Loan Documents on the Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 180 days from the Closing Date, deliver such original recorded documents to the Purchaser or its designee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 180 days of the Closing Date solely because such documents have not been returned by the appropriate recording office, Seller shall deliver such document to Purchaser, or its designee, within such time period as specified in a Seller's Officer's Certificate. In the event that documents have not been received by the date specified in the Seller's Officer's Certificate, a subsequent Seller's Officer's Certificate shall be delivered by such date specified in the prior Seller's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Seller shall effect delivery of all delayed recorded documents no later than 240 days from the Closing Date. In the event Seller is unable to deliver such Mortgage Loan Document or Documents in this time period, it shall notify Purchaser and the loan shall be repurchased, as set forth in Section 3.03.

         The Purchaser shall be responsible for recording Assignments of Mortgage with respect to the Mortgage Loans from the Seller to the Purchaser no later than 120 days from the date of receipt by the Purchaser. The Purchaser shall pay all initial recording fees, for the Assignments of Mortgage and any other fees in connection with the transfer of the Mortgage Loan Documents to the Purchaser or its designee.

         Section 2.07 Transfer of Servicing.

         (a) Prior to the Transfer Date, the Seller shall service the Mortgage Loans in accordance with the Interim Servicing Agreement. On the Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to the Mortgage Loans, and the Seller shall cease all servicing responsibilities related to the Mortgage Loans.

         (b) No later than five (5) Business Days after the Transfer Date, the Seller or its delegate shall remit to the Purchaser by wire all amounts received with respect to the related Mortgage Loans by or on behalf of the Seller from and including the Closing Date to and including the Transfer Date (net of any unpaid interim servicing fee) due Seller and any other fees, charges, expenses and advances permitted the Seller under the Interim Servicing Agreement), together with the items scheduled (i) through (iv) noted below.

            (i) A summary of remittances (including the account numbers, amounts of payments, and account reserves, if any);

            (ii)  A trial balance of the Mortgage Loans;

            (iii) A monthly collection report; and


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

            (iv) As appropriate, arrears reports, prepaid reports, reports of Loans added or removed, and reports of prepaid monthly payments and of principal repayments.

For a period of sixty (60) days following the Transfer Date, within ten (10) days of Seller's receipt, the Seller or its delegate shall forward to the Purchaser all other sums received with respect to the Mortgage Loans after the Transfer Date. After sixty (60) days, the Seller can return any funds so received to the sender.

         (c) During the Interim Servicing Period, the Seller or its delegate shall take no action to compromise, renew, modify, or alter the terms of a Mortgage Loan or to commence any judicial or non-judicial action to collect a Mortgage Loan without the prior written consent of the Purchaser. The Purchaser shall hold the Seller harmless with respect to any action taken or not taken at the instruction of the Purchaser including delivery of the Servicing File on or prior to the Transfer Date.

         (d) During the Interim Servicing Period, the Purchaser shall compensate the Seller or its delegate for servicing the Mortgage Loans as agreed to by the parties in the Interim Servicing Agreement.

         Section 2.08 Closing.

         (a) The closing for the purchase and sale of the Mortgage Loans shall take place on the Closing Date. The closing shall be either: by telephone or facsimile, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

         (b) The closing for the Mortgage Loans to be purchased on the Closing Date shall be subject to each of the following conditions:

              (i) at least two (2) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit in electronic format, the Mortgage Loan Schedule as of the Cut-off Date;

              (ii) all of the representations and warranties of the Seller under this Agreement shall be materially true and correct as of the Closing Date or, with respect to representations and warranties made as of a specified date other than the Closing Date, as of such specified date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

              (iii) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

              (iv) the Seller shall have delivered and released to the Purchaser (or its designee) on or prior to the Closing Date all documents required pursuant to the terms of this Agreement; and

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

              (v) all of the representations and warranties of the Purchaser under this Agreement shall be materially true and correct as of the Closing Date or, with respect to representations and warranties made as of a specified date other than the Closing Date, as of such specified date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement.

         (c) Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the Closing Date the Purchase Price pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES; REPURCHASE AND INDEMNIFICATION
         --------------------------------------------------------------


         Section 3.01 Representations and Warranties of the Seller.

         Seller represents, warrants and covenants to the Purchaser that as of the Closing Date or as of such date specifically provided herein:

         (a) The Seller is a national banking association duly organized, validly existing and in good standing under the laws of the United States. The Seller has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Seller by any such state, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan;

         (b) The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted. The Seller has duly authorized the execution, delivery and performance of this Agreement, the Interim Servicing Agreement, and any agreements contemplated hereby, has duly executed and delivered this Agreement, and any agreements contemplated hereby, and this Agreement and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, will constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors. All requisite corporate action has been taken by the Seller to make this Agreement, the Interim Servicing Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Seller's articles of association or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

         (d) There is no litigation, suit, proceeding or investigation pending or, to the Seller's knowledge, threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the Interim Servicing Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Seller;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement and the Interim Servicing Agreement except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

         g) The origination and servicing practices of the Seller with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations in all material respects. The Seller further represents and warrants that: with respect to payments that the Seller is entitled to collect, all such payments made by the Mortgagor are in the possession of, or under the control of, the Seller or its delegate, and there exist no material deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made; all Mortgage Interest Rate adjustments have been made in material compliance with state and federal law and the terms of the related Mortgage Note; and any interest required to be paid pursuant to applicable law has been properly paid and credited;

         (h) The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

         (i) The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, and meets the minimum capital requirements, if applicable, set forth by the OCC;

         (j) The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans by Seller is not undertaken with the intent to hinder, delay or defraud any creditors of the Seller.

         Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

         The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the Closing Date or as of such date specifically provided herein as follows:

         (a) The information designated in the Mortgage Loan Schedule sent to the Purchaser, is complete and correct in all material respects as of the Cut-off Date;

         (b) With respect to a first lien Mortgage Loan, the Mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note;

         (c) With respect to a second lien Mortgage Loan, the Mortgage creates a second lien or a second priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note;

         (d) Except as set forth on the Mortgage Loan Schedule, there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced or solicited any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any principal and interest required by the Mortgage Loan;

         (e) [Intentionally omitted];

         (f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

         (g) As of the date of origination of the Mortgage Loan, if required by the Flood Disaster Protection Act of 1973, as amended, the Mortgaged Property was covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

         (h) Any and all material requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, transfer of servicing or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

         (i) The Mortgage has not been satisfied, canceled or subordinated (except as identified on the Mortgage Loan Schedule), in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

         (j) With respect to any first lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and, with respect to any second lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected second lien on the Mortgaged Property. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto with respect to any other party and such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first or second lien, as applicable, of the Mortgage subject only to (1) with respect to any second lien Mortgage Loan, the related First Lien, (2) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (1) with respect to any first lien Mortgage Loan, a valid, subsisting, enforceable and perfected first lien and first priority security interest and (2) with respect to any second lien Mortgage Loan, a valid, subsisting, enforceable and perfected second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

         (k) The Mortgage Note and the related Mortgage are original and genuine (or a Lost Note Affidavit has been provided by Seller) and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. With respect to any Mortgage Loan as to which a Lost Note Affidavit has been delivered to the Purchaser certifying that the original Mortgage Note has been lost or destroyed and not been replaced, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud with respect to a Mortgage Loan has taken place on the part of the Seller or to the Seller's knowledge, the Mortgagor, or, on the part of any other party involved in the origination of the Mortgage Loan except to the extent such fraud would not have a material adverse effect on such Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

         (l) The Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation of the related mortgage assignment, the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller or its delegate will retain the Servicing File in trust for the Purchaser only for the purpose of servicing of the Mortgage Loans during the Interim Servicing Period pursuant to the Interim Servicing Agreement. Immediately prior to the transfer and assignment to the Purchaser on the Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest created by, through or under the Seller. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan during the Interim Servicing Period pursuant to the Interim Servicing Agreement;

         (m) If required by the Underwriting Standards at the time of origination, each Mortgage Loan is covered by a form of policy or insurance acceptable under the Underwriting Standards and each such title insurance policy is issued by a title insurer acceptable under the Underwriting Standards and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2), (3) and (4) above) the Seller, its successors and assigns, as to the first or second, as applicable, priority lien of the Mortgage in the original principal amount of the Mortgage Loan. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no Prior Interest Holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, except as otherwise noted in the Mortgage Loan Schedule;

         (n) To Seller's knowledge, except as set forth on the Mortgage Loan Schedule, there is no material default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no material event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration, provided delinquency of payment shall not constitute an event of default for purposes of the foregoing. To Seller's knowledge, except as set forth on the Mortgage Loan Schedule, with respect to each second lien Mortgage Loan, (i) there is no default, breach, violation or event of acceleration existing under the First Lien, (ii) no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage, provided delinquency of payment shall not constitute an event of default for purposes of the foregoing;

         (o) The Mortgage Loan complies with all the material terms, conditions and requirements of the Underwriting Standards in effect at the time of origination of such Mortgage Loan. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the Mortgage Loan Schedule. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

         (p) At origination of the Mortgage Loan there was, and to Seller's knowledge, there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. There have not been any condemnation proceedings with respect to the Mortgaged Property and, to the Seller's knowledge, there are no such proceedings scheduled to commence at a future date. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

         (q) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. To Seller's knowledge, there is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

         (r) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

         (s) The Servicing File contains an appraisal by a Qualified Appraiser (including an AVM, tax assessment or a broker's price opinion) of the related Mortgaged Property in accordance with the Underwriting Standards;

         (t) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage and such collateral does not serve as security for any other obligation;

         (u) The Mortgage Loan does not contain "graduated payment" features; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, the Accepted Servicing Practices relating to buydown loans;

         (v) To the Seller's knowledge, the Mortgagor is not insolvent or in bankruptcy except as otherwise provided in the Mortgage Loan Schedule;

         (w) As to Mortgage Loans that are not secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that no residence or dwelling is a single parcel of real property with a cooperative housing corporation erected thereon. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and, to Seller's knowledge, since the date of origination no portion of the Mortgaged Property has been used for commercial purposes;

         (x) Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the same day of each month in equal monthly installments of principal and interest sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty
(30) years, except in the case of a Mortgage Loan which, by its terms, requires a balloon payment of the outstanding principal balance prior to full amortization;

         (y) As of the date of origination, and to the Seller's knowledge, on the Closing Date, the Mortgaged Property was expected to be lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, had been made or obtained from the appropriate authorities;

         (z) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the Seller's eligibility requirements as set forth in the Underwriting Standards;

         (aa) To Seller's knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue, there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of the Mortgaged Property; there does not exist on the related Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation;

         (bb) No Mortgage Loan was made in connection with the rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

         (cc) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices and the all applicable law and the related Servicing File is sufficient to service such Mortgage Loan in accordance with Accepted Servicing Practices.

         (dd) With respect to any ground lease to which a Mortgaged Property may be subject: (i) the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (ix) the ground lease term extends, or is automatically renewable, for at least five years beyond the maturity date of the related Mortgage Loan; and (x) the Purchaser has the right to cure defaults on the ground lease.

         (ee) With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement;

         (ff) Except as otherwise provided in this Agreement, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other documents set forth in Exhibit A and required to be delivered on the Closing Date have been delivered to the Purchaser or its designee;

         (gg) Either (a) no consent for the second lien Mortgage Loan is required by the holder of the related First Lien or (b) such consent has been obtained and is contained in the Mortgage File;

         (hh) Except as set forth on the Mortgage Loan Schedule, with respect to any second lien Mortgage Loan, the Seller has not received notice of: (i) any proceeding for the total or partial condemnation of any Mortgaged Property, (ii) any subsequent, intervening mortgage, lien, attachment, lis pendens or other encumbrance affecting any Mortgaged Property or (iii) any default under any mortgage, lien or other encumbrance senior to the Mortgage related thereto;

         (ii) No Mortgage Loan is a "home equity line of credit", except as otherwise noted in the Mortgage Loan Schedule;

         (jj) Except as set forth on the Mortgage Loan Schedule, no Mortgage Loan meets the definition of mortgage set forth in Section 1602 (aa) of the Truth-in-Lending Act.

         Section 3.03 Repurchase; Substitution.

         (a) It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Files and Servicing Files to the Purchaser, or its designee until the date which is one (1) year after the Closing Date, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other.

                  Further, it is understood as set forth in Section 2.06 that Seller is to provide all required Mortgage Loan Documents within 240 days following the Closing Date. If within the 240-day period following the Closing Date, Purchaser notifies Seller that any Mortgage Loan Document Seller is required to deliver pursuant to 2.06 is still undelivered, it shall provide Seller a list of all such missing documents. If Seller is unable to provide the missing documents within thirty (30) days from notice, Seller shall be required to repurchase such Mortgage Loan(s) for the Repurchase Price. The agreement to repurchase for document defects shall survive for one (1) year from the Closing Date.

         (b) The Seller shall have a period of sixty (60) days from the earlier of its discovery or its receipt of written notice from Purchaser of any such breach within which to correct or cure such breach. The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such sixty
(60) day period, the Seller shall, not later than thirty (30) days following the end of the sixty (60) day cure period either, at the Seller's option repurchase such Mortgage Loan at the Repurchase Price or substitute a mortgage loan for the defective Mortgage Loan as provided below.

                  At the time of repurchase, the Purchaser and the Seller shall arrange for the reassignment of the removed Mortgage Loan, servicing released, to the Seller and the delivery to the Seller of any documents relating to the removed Mortgage Loan. In the event of a repurchase, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser and any servicer of the Mortgage Loans that such repurchase has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement.

         (c) If the Seller is required to repurchase any Mortgage Loan pursuant to this Section 3.03 as a result of a breach of any of the representations and warranties set forth in Section 3.02, the Seller may, with the Purchaser's prior consent, which consent shall not be unreasonably withheld, within two (2) years from the Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan shall:

                  (i) have a principal balance at the time of substitution not in excess of the principal balance of the defective Mortgage Loan (the amount of any difference, plus one month's interest thereon at the Mortgage Interest Rate borne by the defective Mortgage Loan, being paid by the Seller by wire transfer of immediately available funds),

                  (ii) have a Mortgage Interest Rate not less than, and not more than, one percentage point than, the Mortgage Interest rate of the removed Mortgage Loan,

                  (iii) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan,

                  (iv) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the removed Mortgage Loan as if the breach had not occurred,

                  (v) have a Loan to value Ratio at origination no greater than that of the removed Mortgage Loan,

                  (vi) have the same lien priority as that of the removed
            Mortgage Loan, and

                  (vii) be, in the reasonable determination of the Purchaser, in material compliance with the representations and warranties contained in this Agreement and described in Section 3.02 as of the date of substitution.

         (d) At the time of repurchase or substation, the Purchaser and the Seller shall arrange for the reassignment of the removed Mortgage Loan, servicing released, to the Seller and the delivery to the Seller of any documents relating to the removed Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser and any servicer of the Mortgage Loans that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and, in the case of substitution, identify a substitute Mortgage Loan therefore. In connection with any such substitution, the Seller shall be deemed to have made as to such substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Purchaser for such substitute Mortgage Loan the documents required by Section 2.06. The Seller shall remit directly to the Purchaser, or in accordance with the Purchaser's instructions, the Monthly Payment with regard to such substitute Mortgage Loan. The Monthly Payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Monthly Payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

         (e) It is understood and agreed that the obligation of the Seller set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 3.05, constitutes the sole remedy of the Purchaser respecting a breach of the foregoing representations and warranties.

         Sectin 3.04 Representations and Warranties of the Purchaser.

         Purchaser, represents, warrants and covenants to the Seller that as of the Closing Date or as of such date specifically provided herein:

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Purchaser by any such state, and in any event the Purchaser is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

         (b) The Purchaser has the full power and authority and legal right to hold, service, transfer, convey and sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the Interim Servicing Agreement and to conduct its business as presently conducted; the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Interim Servicing Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, the Interim Servicing Agreement, and any agreements contemplated hereby, and this Agreement, the Interim Servicing Agreement, and any agreements contemplated hereby, will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms , except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors; and all requisite corporate action has been taken by the Purchaser to make this Agreement, the Interim Servicing Agreement, and all agreements contemplated hereby valid and binding upon the Purchaser all in accordance with their terms;

         (c) Neither the execution and delivery of this Agreement, the Interim Servicing Agreement, the purchase of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the Interim Servicing Agreement will conflict with any of the terms, conditions or provisions of the Purchaser's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

         (d) There is no litigation, suit, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the purchase of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the Interim Servicing Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

         (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the Interim Servicing Agreement, except for consents, approvals, authorizations and orders which have been obtained;

         (f) The consummation of the transactions contemplated by this Agreement and the Interim Servicing Agreement are in the ordinary course of business of the Purchaser;

         (g) The Purchaser is solvent and the purchase of the Mortgage Loans will not cause the Purchaser to become insolvent; and

         (h) The Purchaser has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the purchase of the Mortgage Loans.

         (i) The Purchaser has on hand or access to sufficient funds available to pay the Purchase Price hereunder and all fees and expenses required to be paid by the Purchaser related to the transactions contemplated hereunder and the Interim Servicing Agreement.

         Section 3.05 Indemnification.

         (a) The Seller hereby agrees, for a period of one (1) year from the Closing Date, to indemnify and hold harmless, the Purchaser, its affiliates, officers, directors, employees and agents from any actual direct out of pocket damages, losses (exclusive of overhead), demands, offsets, defenses, counterclaims, actions or proceedings, and costs of defense, including reasonable attorney's fees and court costs, arising from or in any way relating to (i) any breach of the Seller's representations, warranties or covenants contained in this Agreement, or (ii) any claim brought by any third party against the Purchaser based upon any allegation which, if true, would constitute a breach of the Seller's representations, warranties or covenants contained in this Agreement.

         (b) The Purchaser hereby agrees, for a period of one (1) year from the Closing Date to indemnify and hold harmless, the Seller from any actual direct out of pocket damages, losses (exclusive of overhead), demands, offsets, defenses, counterclaims, actions or proceedings, and costs of defense, including reasonable attorney's fees and court costs, arising from or in any way relating to (i) any breach of the Purchaser's representations, warranties or covenants contained in this Agreement, (ii) any claim brought by any third party against the Seller based upon any allegation which, if true, would constitute a breach of the Purchaser's representations, warranties or covenants contained in this Agreement or (iii) the Purchaser's servicing of any Mortgage Loan after the Transfer Date.

         (c) Any party seeking indemnification under Section 3.05 shall promptly notify the party hereto obligated to provide indemnification hereunder of any claim with respect to which the indemnified party claims indemnification hereunder, provided that failure of the indemnified party to give such notice shall not relieve the indemnifying party of its obligations under Section 3.05 except to the extent, if at all, that such indemnifying party shall have been materially prejudiced thereby. The indemnifying party shall be entitled to assume the defense of such third party claim, and in the case of such an assumption, the indemnifying party shall have the authority to negotiate, compromise and settle such third party claim. The indemnified party shall retain the right to employ its own counsel and to participate in the defense of any third party claim, the defense of which has been assumed by the indemnifying party pursuant hereto, but the indemnified party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. The indemnifying party shall not, without the prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment that does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim.

         Section 3.06 Limitation on Liability of the Seller and Others.

         Neither the Seller nor any of the officers, employees or agents of the Seller shall be liable to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Seller and any officer, employee or agent of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS


         Section 4.01Waiver, Amendment or Modification.

         Any waiver, amendment or modification of any provision of this Agreement and/or any schedule or exhibit hereto or any right, power or remedy hereunder or thereunder shall not be effective unless made in writing and signed by the party against whom enforcement of such waiver, amendment or modification is sought. No failure or delay by either party in exercising any right, power or remedy with respect to any of its rights hereunder shall operate as a waiver thereof in the future.

         Section 4.02 Governing Law; Waiver of Jury Trial.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of law provisions, except to the extent preempted by federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Further, the parties consent to the jurisdiction and venue of the state and federal courts located in Cook County, Illinois. Further, the parties agree to submit to the applicable procedural rules, including those delineating the methods for service and process, of the state and federal Courts located in Cook County, Illinois, as applicable. THE SELLER AND THE PURCHASER (EACH FOR ITSELF) COVENANT: (I) NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING HEREUNDER, UNDER THE INTERIM SERVICING AGREEMENT OR RELATED DOCUMENTS TRIABLE BY A JURY AND (II) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL BY THE PURCHASER AND THE SELLER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.

         Section 4.03 Notices.

         Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

                  (i) if to the Seller:

                                    Bank One, N.A.
                                    111 Monument Circle
                                    IN1-9617
                                    Indianapolis, Indiana 46204
                                    Attention: Kenneth Bilyeu
                                    with copy to:

                                    Bank One Corporation
                                    Mail Code IL1-0292
                                    1 Bank One Plaza
                                    Chicago, Illinois 60670-0292
                                    Attention: Elisa L. Mangual, Esq.

                  (ii) if to the Purchaser:

                                    Franklin Credit Management Corporation
                                    6 Harrison Street
                                    New York, New York 10013
                                    Attention:  Alan Joseph

                  with a copy to:

                                    Franklin Credit Management Corporation
                                    6 Harrison Street
                                    New York, New York 10013
                                    Attention:  General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

         Section 4.04 Severability of Provisions.

         Any part, provision, covenant, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, covenant, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, covenant, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

         Section 4.04 Exhibits.

         The exhibits to this Agreement and the Mortgage Loan Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         Section 4.06 General Interpretive Principles.

         For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

         (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

         (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

         (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

         (d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

         (e) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision;

         (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

         (g) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         Section 4.07 Reproduction of Documents.

         This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         Section 4.08 Confidentiality of Information.

         Both the Seller and the Purchaser have made and will continue throughout the term of this Agreement to make available to the other party confidential and proprietary materials and information ("Proprietary Information"). Prospectively, each party shall advise the other of material and information that is confidential and/or proprietary. All material and information provided by either party to the other relating to the business, policies, procedures, customs, forms, customers and strategies of such party or any of its affiliates, including information previously divulged or delivered to the other party by such party regarding the aforementioned subject matter is hereby designated as confidential and proprietary and shall be considered to be Proprietary Information. It is understood that the obligations set forth in this Section do not apply to materials or information that: (i) are already, or otherwise become, generally known by third parties as a result of no act or omission of the receiving party; (ii) subsequent to disclosure hereunder are lawfully received from a third party having the right to disseminate the information without restriction on disclosure; (iii) are generally furnished to others by the disclosing party without restriction on disclosure; (iv) were already known by the receiving party prior to receiving them from the disclosing party and were not received from a third party in breach of that third party's obligations of confidentiality; or (v) are independently developed by the receiving party without the use of Proprietary Information of the disclosing party.

         Each party shall maintain the confidentiality of the other party's Proprietary Information and comply with the federal "Privacy of Consumer Financial Information" Regulation (12 CFR Part 40), as amended from time to time and issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.) (the "Privacy Regulation"), and will not use or disclose such Proprietary Information or Non Public Personal Information (as defined below) without the prior written consent of the other party. Notwithstanding the foregoing, each party may disclose the other party's Proprietary Information to its affiliates, agents, and other third parties on a need-to-know basis, provided that such parties are under a similar obligation to maintain the confidentiality of such party's Proprietary Information. The term "Non Public Personal Information" will have the same meaning as that term is used in the Privacy Regulation.

         Further, the parties may disclose the other's Proprietary Information in a judicial or quasi-judicial proceeding when required to do so by law when responding to a subpoena, deposition notice or similar judicial or governmental demand; in such situations, however, the party being requested to disclose the other's Proprietary Information shall endeavor to provide notice to the other party whereby the other party may intervene in the proceeding, if it wishes, and endeavor to prevent such disclosure. Additionally, the parties may disclose the other's Proprietary Information to a regulatory authority with supervisory power over such party, provided such information is identified as confidential non-public information.

         Notwithstanding anything to the contrary, nothing in this Agreement shall prohibit the disclosure by either Purchaser or Seller of the tax treatment and tax structure, each as defined in Treasury Regulations Section 1.6011-4, of the transactions contemplated by this Agreement (the "Transactions") (but no other details about the matters covered by this Agreement) and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure; provided, however, that such disclosure may not be made (a) until the earlier of (i) the date of the public announcement of discussions relating to the Transactions, (ii) the date of the public announcement of the Transactions, or (iii) the date of the execution of the Agreement; (b) to the extent required to be kept confidential to comply with any applicable securities laws; or (c) that identifies the parties to the Transactions or confidential commercial information regarding the Transactions. Each party shall have the unlimited ability to consult with any tax advisor (including a tax advisor independent from all other entities involved in the Transactions) regarding the tax treatment of tax structure of the Transactions. This Section 4.08, although not intended to authorize any waiver of the attorney-client privilege, is intended to cause the Transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose.

         Section 4.09 Recordation of Assignments of Mortgage.

         To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Purchaser's expense in the event recordation is necessary under applicable law.

         Section 4.10 Relationship of Parties

         Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

         Section 4.11 Execution; Successors and Assigns.

         This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

         The Purchaser shall have the right, without the consent of the Seller, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing a mutually agreed upon form of Assignment, Assumption and Recognition Agreement and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans; provided, however in n o event shall Purchaser assign its interest hereunder to more than six (6) different Persons. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the written consent of the Seller, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Seller may assign this Agreement to one of its affiliates without the consent of the Purchaser.

         Section 4.12      Entire Agreement.

         This Agreement (including the Interim Servicing Agreement, any additional agreements contemplated hereby and the exhibits and schedules hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, and understandings relating to the subject matter hereof, other than the letter agreement dated April 14, 2004, 2004 between Purchaser and Seller related to confidentiality (the "Confidentiality Agreement"), which Confidentiality Agreement shall survive and remain in full force and effect according to its terms. Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to the other party to this Agreement or to any of its employees other than those representations, agreements or promises specifically contained herein, in the Interim Servicing Agreement or in the Confidentiality Agreement. This Agreement and the Interim Servicing Agreement set forth the entire understanding between the parties hereto with respect to the matters contemplated herein and shall be binding upon all successors and assigns of the parties.

         This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to the other party to this Agreement or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement and the Interim Servicing Agreement set forth the entire understanding between the parties hereto and shall be binding upon all successors and assigns of all of the parties.

         Section 4.13 No Solicitation.

         For a period of one (1) year from and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, use the Mortgage Loan Schedule to solicit, by any means, including, but not limited to personally, by telephone, by mail, or electronically by e-mail or through the internet or otherwise, the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. This Section 4.13 shall not be deemed to preclude the Seller or any of its affiliates from soliciting any mortgagor for any other financial, banking, brokerage or insurance product or service.

         For a period of one (1) year from and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser's behalf, to utilize the names or other information with respect to the borrowers or obligators under any Mortgage Loan for the purpose of soliciting or attempting to sell any such person any financial, banking, brokerage or insurance product or service, except for those related to the Mortgage Loan or a refinancing of the Mortgage Loan. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors to refinance any Mortgage Loans and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine those rights and benefits. This Section 4.13 shall not, however, be deemed to preclude the Seller or any of its affiliates from soliciting any Mortgagor for any other financial products or services.

         Notwithstanding the foregoing, it is understood and agreed that (A) promotions, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio and television advertising, and (B) promotions and solicitations of persons already being provided other banking, financial, brokerage or insurance products or services by (i) Seller and its affiliates, on the one hand, or (ii) Purchaser and its affiliates, on the other hand, shall not constitute a prohibited solicitation under this Section 4.13 by such party, provided that no segment of the population contacted with respect to any such promotions or solicitations shall consist primarily of the borrowers or obligors under the Mortgage Loans.

         Section 4.14 Costs

         The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and all other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including but not limited to, recording fees for the Assignments of Mortgages, and fees for title policy endorsements and continuations. Each party shall pay its own attorney's fees and expenses.

         Section 4.15 Survival

         The representations, warranties, indemnities, covenants and agreements of the parties provided in this Agreement and the parties' obligations hereunder shall survive the execution and delivery and the termination or expiration of this Agreement for a period of one (1) year from the Closing Date. In addition, any provisions relating to the enforcement of any of the surviving provisions and any remedies available under this Agreement shall also survive.

         Section 4.16      Media Releases

         The Purchaser shall not use any trade name, trademark, service mark, or any other information which identifies the Seller in the Purchaser's sales, marketing, or publicity activities, including, but not limited to, press releases, interviews with representatives of any written publication, television station or network, or radio station or network, without the prior written consent of the Seller.

         The Seller shall not use any trade name, trademark, service mark, or any other information which identifies the Purchaser in the Seller's sales, marketing, or publicity activities, including, but not limited to, press releases, interviews with representatives of any written publication, television station or network, or radio station or network, without the prior written consent of the Purchaser.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.



                                     FRANKLIN CREDIT MANAGEMENT CORPORATION
                                     Purchaser

                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------


                                     BANK ONE, N.A.
                                     Seller

                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

                                    Exhibit A

                            Contents of Mortgage File

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]

                                    Exhibit B

                       Form of Interim Servicing Agreement

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]

                                    Exhibit C

                             Mortgage Loan Schedule

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]

                                    Exhibit D

                             Purchase Price Schedule

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]

                                    Exhibit E

                             Underwriting Standards

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]

                                    EXHIBIT F

                         Form Limited Power of Attorney

                                    [omitted]

[The registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request.]




                                      F-1